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Exhibit 99(a)(5)(A)

[TYCO LOGO]

FOR IMMEDIATE RELEASE

Contacts:	News Media Sheri Woodruff 609-720-4399 swoodruff@tyco.com	Investor Relations Ed Arditte 609-720-4621 Karen Chin 609-720-4398

TYCO TO REPURCHASE ZERO COUPON CONVERTIBLE DEBENTURES DUE 2021

        PEMBROKE, Bermuda—Jan. 12, 2007—Tyco International Ltd. (NYSE: TYC; BSX: TYC) today announced that holders of Zero Coupon Convertible Debentures due Feb. 12, 2021 issued by its wholly-owned subsidiary, Tyco International Group S.A., have the right to surrender their debentures for repurchase as of today. Each holder of the debentures has the right to require Tyco to repurchase promptly following the purchase date of Feb. 12, 2007 all or any part of such holder's debentures for cash—at a price equal to the issue price plus the accreted original issue discount. If all outstanding debentures are surrendered for purchase, the aggregate purchase price will be approximately $72,000.

        In order to surrender debentures for repurchase, a purchase notice must be delivered to U.S. Bank, N.A., the trustee for the debentures, on or before 5:00 p.m. New York City time, on Feb. 12, 2007. Holders of debentures complying with the transmittal procedures of the Depositary Trust Company need not submit a physical purchase notice to U.S. Bank. Holders may withdraw any debentures previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on Feb. 12, 2007.

        Tyco will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission later today. Tyco will make available to debenture holders, through the Depository Trust Company, documents specifying the terms, conditions and procedures for surrendering and withdrawing debentures for purchase. Debenture holders are encouraged to read these documents carefully before making any decision with respect to the surrender of debentures, because these documents contain important information regarding the details of Tyco's obligation to purchase the debentures.

        The debentures are convertible under certain circumstances into 8.6916 Tyco common shares per $1,000 principal amount at maturity of debentures, subject to adjustment under certain circumstances. The debentures are not currently convertible.

        This press release does not constitute an offer to purchase the debentures. The offer to purchase is made solely by Tyco's company notice dated Jan. 12, 2007.

ABOUT TYCO INTERNATIONAL

        Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services. With 2006 revenue of $41 billion, Tyco employs approximately 250,000 people worldwide. More information on Tyco can be found at www.tyco.com.

FORWARD-LOOKING STATEMENTS

        This release may contain certain forward-looking statements. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended Sept. 29, 2006.

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TYCO TO REPURCHASE ZERO COUPON CONVERTIBLE DEBENTURES DUE 2021